EXHIBIT 99

                   [National Auto Finance Company, Inc. Logo]

Contact: Roy E. Tipton                             Keith B. Stein
         President                                 Vice Chairman
         (800) 999-7535                            (800) 533-8573


                       NATIONAL AUTO FINANCE COMPANY, INC.
                        ANNOUNCES STRATEGIC RESTRUCTURING


BOCA RATON, Fla. (May 1, 1998) - National Auto Finance Company, Inc. (Nasdaq/NM:NAFI) today announced that it filed its Annual Report on Form 10-K yesterday, which reflects the previously announced loss of $18.6 million for the year ended December 31, 1997. In the audited financial statements included in the Form 10-K, the Company's auditor, KPMG Peat Marwick LLP, qualified its audit opinion by raising an issue about the Company's ability to continue as a going concern. In light of these developments, the Company believes it may be more difficult to raise additional capital in the foreseeable future, and, as a result, the Company has determined that a strategic restructuring of its operations is necessary.

         In the initial phase of this restructuring, the Company expects to focus its originations in the areas of the highest geographic volume and continue originating loans pursuant to certain of its strategic alliances. The Company will also tighten its underwriting criteria, become more selective in the types of vehicles and customers that it will finance, and increase its loan yields.

         The Company is continuing to develop a revised business model reflective of these strategies and expects to announce in the near future additional steps to reposition its business. The Company is currently reviewing several strategic options to expand the business of its service center.


     Commenting on the announcement, Gary L. Shapiro, Chairman and Chief Executive Officer, said, "We are disappointed with the results of operations in 1997 and the resulting need to restructure our operations. We are, however, very committed to redirecting our efforts on the most profitable

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NAFI Announces Strategic Restructuring
Page 2
May 1, 1998
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segments of our business and we believe that these  initial  steps are necessary to give the Company the best chance for success under difficult circumstances. The emphasis on our service capabilities reflects our view that collections and servicing are a business opportunity for the Company. We also will continue to work with our lenders, financing sources and securitized trusts' insurer to obtain the support and necessary waivers of our loan covenant violations to best ensure the continuation of the business of the Company on a redirected basis."

     National Auto Finance is a specialized consumer finance company engaged in the purchase, securitization and servicing of automobile loans primarily originated by manufacturer-franchised automobile dealers for non-prime consumers. The Company markets its products and services to dealers through the efforts of its direct sales force and through strategic referral and marketing alliances with financial and other institutions that have established relationships with dealers. The Company has contractual relationships with approximately 2,600 dealers in 40 states.

     This news release contains statements that are forward-looking statements within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions which are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those anticipated. Primary factors that could cause actual results to differ include the availability of financing on terms and conditions acceptable to the Company, the ability of the Company to securitize its finance contracts in the asset-backed securities market on terms and conditions acceptable to the Company, and changes in the quality or composition of the serviced loan receivable portfolio. Certain of these as well as other factors are described in more detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and in certain other reports filed by the Company with the Securities and Exchange Commission.

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